SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)	February 11, 2008
(February 7, 2008)

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer Identification No.)

One Lakeland Park Drive

Peabody, MA 01960

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code (978) 535-7668

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2008, shareholders of Beacon Roofing Supply, Inc. (the “Company”) approved the Company’s Amended and Restated 2004 Stock Plan (the “Plan”). The Plan is attached hereto as Exhibit 10.1 and is hereby incorporated by reference. The Plan as amended and restated contains the following material changes from the Plan as in effect prior to the amendment and restatement:

Number of Shares Subject to Award:  The number of shares issuable under the Plan has been increased from 3,300,000 to 5,050,000 shares. In addition, the following limitations have been revised:

Awards Other than Stock Options:  The maximum number of shares issuable as stock awards has been increased from 3,300,000 to 5,050,000 shares.

Incentive Stock Options:  The maximum number of shares issuable as incentive stock options has been increased from 3,300,000 to 5,050,000 shares.

Stock Option Exercise Price:  Prior to its amendment and restatement, the Plan did not expressly require the exercise price of a stock option to be the fair market value of the common stock on the date the option is granted, although in practice all options have been granted under the Plan with an exercise price equal to such fair market value. The Plan now expressly provides for this (except in the case of certain incentive stock options which must be granted at 110% of fair market value).

Term:  The end of the term of the Plan has been extended from August 17, 2014 to October 22, 2017 (i.e., the end of the 10-year period following the date the Company’s Board of Directors approved the Plan as amended and restated).

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibit 10.1  Beacon Roofing Supply, Inc. Amended and Restated 2004 Stock Plan.

Exhibit
Number	Description
10.1	Beacon Roofing Supply, Inc. Amended and Restated 2004 Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Dated: February 11, 2008	By:	/s/ David R. Grace
David R. Grace
Senior Vice President and Chief Financial Officer